LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 29th day of April 2015, by and between CAPSTONE FINANCIAL GROUP, INC., a Nevada corporation having its principal office at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89169 (“Tenant”) and ISKALO 8600 TRANSIT LLC, a New York limited liability company having an office c/o Iskalo Development Corp., Harbinger Square, 5166 Main Street, Williamsville, New York 14221 (“Landlord”).

NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

Article 1     BASIC LEASE INFORMATION

1.1            Basic Lease Information. As used in this Lease, the following basic lease terms shall have the meanings ascribed thereto:

(a)                Lease Date: April 30, 2015

(b)               Landlord’s Address:

Iskalo 8600 Transit LLC

c/o Iskalo Development Corp.

Harbinger Square

5166 Main Street

Williamsville, New York 14221

with a copy at the same time to:

Hodgson Russ LLP

Guaranty Building

140 Pearl Street

Buffalo, New York 14203

Attention: Terrence M. Gilbride, Esq.

Tenant’s Address:

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

(c)                Building Address:

8600 Transit Road
East Amherst, NY 14051

(d)	Premises: Suite 200 in the Building consisting of approximately 6,806 leasable square feet on the first floor, 9,530 leasable square feet on the second floor and

999 leasable square feet on the third floor for a total of 17,335 leasable square feet of office space in the Building as shown on Exhibit A to this Lease.

(e)	Tenant’s Pro Rata Share: A percentage, based upon the ratio of the total leasable square footage of the Premises to the total leasable square footage of the Building. Tenant’s Pro Rata Share, based upon the current leasable square footage of the Building and the current leasable square footage of the Premises, is 93.064%, but may be increased or decreased by Landlord during the Term to take into account any changes in the leasable area of the Building occurring after the Commencement Date.
(f)	Term: One hundred twenty-six (126) months, beginning on the Commencement Date and expiring on the Expiration Date.
(g)	Commencement Date: May 1, 2015.
(h)	Expiration Date: October 31, 2025, unless adjusted or sooner terminated as provided herein.

(i)                 Security Deposit: None

(j)                 Base Rent: Throughout the Term, Base Rent shall be paid as follows:

Commencement Date through October 31, 2015: $ 0.00 monthly;

November 1, 2015 through April 30, 2016: $23,113.33 monthly;

May 1, 2016 through April 30, 2017: $23,806.73 monthly;

May 1, 2017 through April 30, 2018: $24,520.94 monthly;

May 1, 2018 through April 30, 2019: $25,256.56 monthly;

May 1, 2019 through April 30, 2020: $26,014.26 monthly;

May 1, 2020 through April 30, 2021: $26,794.69 monthly;

May 1, 2021 through April 30, 2022: $27,598.53 monthly;

May 1, 2022 through April 30, 2023: $28,426.48 monthly;

May 1, 2023 through April 30, 2024: $29,279.28 monthly;

May 1, 2024 through April 30, 2025: $30,157.66 monthly;

May 1, 2025 through October 31, 2025: $31,062.39 monthly.

(k)               Broker: None

(l)	Estimated Monthly Additional Rent Charge (not including Tenant’s Pro Rata Share of Taxes and Premises Janitorial): $4,897.14

1.2            Additional Definitions. As used in this Lease, the following terms shall have the meanings ascribed thereto:

(a)                Additional Rent: Any amounts that this Lease requires Tenant to pay in addition to Base Rent.

(b)               Building: The building and related improvements (including, without limitation, parking lots, walkways, driveways, fences and landscaping) of which the Premises are a part.

(c)                Common Areas: The hallways, entryways, stairs, elevators, driveways, walkways, terraces, loading areas, restrooms, trash facilities, and all other areas and facilities in and about the Building that are provided and designated from time to time by Landlord for the general nonexclusive use and convenience of Tenant with Landlord and other tenants of the Building and their respective employees, invitees, licensees or visitors.

(d)               Land: The land on which the Building is located, which is described on Exhibit B.

(e)                Parking Areas: Those portions of the parking lots adjacent to the Building which Landlord shall from time to time designate for use by the tenants of the Building for parking.

(f)                Prime Rate: The rate of interest from time to time announced by Manufacturers and Traders Trust Company as its prime rate of interest.

(g)               Rent: The Base Rent and Additional Rent.

If any other provision of this Lease contradicts any definition of this Article, the other provision will prevail.

1.3            Exhibits. The following exhibits are attached to and made a part of this Lease:

EXHIBIT A -- The Premises

EXHIBIT B -- Legal Description of the Land

EXHIBIT C -- Work Letter

EXHIBIT D -- Commencement Date Certificate

EXHIBIT E -- Rules and Regulations

EXHIBIT F -- Furniture and Equipment

Article 2     AGREEMENT

2.1            Grant of Lease. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, on the terms and conditions set forth in this Lease.

2.2            Right of First Offer - For long as the Lease is in full force and no Event of Default has occurred and is continuing beyond any notice and cure period, Tenant shall have a right of first offer to lease the adjacent 1,292 leasable square foot suite on the first floor in the Building should it become vacant and available. Landlord shall notify Tenant of the availability of said suite. Tenant shall then have the right for a period of ten (10) days from the delivery of such notice to elect such right. If Tenant fails to elect its right to lease such space within the ten (10) day period, Tenant’s right of first offer shall be considered null and void. If Tenant elects its right of first offer to lease such space, Landlord and Tenant shall within ten (10) days of such exercise, enter into a lease amendment with respect to such space on terms consistent with the remaining rental schedule in the Lease. The Lease Term for the right of first offer space shall be coterminous with the main Lease (or if less than thirty-six (36) months remain, the Lease Term shall be extended to a minimum of thirty-six (36) months from the date of occupancy of the right of first offer space on all space leased by Tenant).

Article 3     DeLIVERY OF PREMISES

3.1            Delivery of Possession.

(a)                Landlord shall complete the Premises in accordance with the Work Letter attached hereto as Exhibit C. The construction shall be in a good and workmanlike manner and shall be in compliance with all applicable laws, ordinances, rules and regulations of any duly constituted governmental authority having jurisdiction thereof. Landlord represents and warrants that the Premises and all systems contained in or related to operation of the Premises, including, without limitation, the electrical, lighting, heating, ventilating and air conditioning systems shall be free of defects and in good working condition on the date of Delivery of Possession.

(b)               “Delivery of Possession” shall occur on the Commencement Date.

(c)                Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Premises except as expressly provided in this Lease. Tenant will execute the Commencement Date Certificate attached to this Lease as Exhibit D within fifteen (15) days of Landlord’s request.

(d)               Promptly following the Lease Date, but in no event any later than five (5) days prior to the Commencement Date, Tenant shall make arrangements with the gas and electric utility providers for service at the Premises in Tenant's name and shall deliver to Landlord meter and account numbers evidencing the establishment of such gas and electric utility service. To the extent that Tenant shall fail to so establish such service, for each day such service is not so established, Tenant shall pay to Landlord as Additional Rent all gas and electric charges incurred by Landlord with respect to the Premises, plus an administrative charge equal to twenty percent (20%) of such charges.

(e)                Any access to the Premises, the Building or the Common Areas by Tenant prior to Delivery of Possession, including any access to the Premises by Tenant’s contractors, agents and employees for purposes of equipping or otherwise preparing the Premises for Tenant’s use and operation, is subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Additional Rent pursuant to Article 6 or Taxes.

Article 4     BASE RENT

4.1            Payment of Base Rent. Throughout the Term, Tenant will pay Base Rent to Landlord in monthly installments, the first of which shall become due on the November 1, 2015 with successive installments to become due on the first day of each successive calendar month thereafter. Base Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord’s Address, or to such other address as Landlord may from time to time designate in writing.

4.2            Late Payment. In the event that Tenant fails to pay any installment of Rent or any reimbursement, Additional Rent, or any other payment hereunder as and when such payment is due, to help defray the additional cost to Landlord for processing such late payments, Tenant shall pay to Landlord on demand as Additional Rent, a late charge in an amount of $25 for each $500 of delinquency. The provision for such late charge shall be in addition to all of Landlord’s other rights hereunder, and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

Article 5     REAL ESTATE AND ASSESSMENTS

5.1            Tenant’s Obligation to Pay Taxes. Tenant covenants and agrees that it shall pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of all real property taxes and assessments of whatever kind and nature, including water and sewer rents, special assessments and payments in lieu of taxes levied, imposed, assessed or fixed on or against the Building and the Land or arising from the use, occupancy or possession thereof, during the Term hereof (hereinafter collectively referred to as the “Taxes”). Tenant shall pay such Pro Rata Share within fifteen (15) days of Landlord’s invoice therefor. Notwithstanding the foregoing, Tenant’s obligation to pay its Pro Rata Share of all real property taxes and assessments as described herein shall be abated for the period commencing on the Commencement Date through October 31, 2015.

5.2            Contest by Landlord. Landlord shall have the right to contest in good faith any Tax or assessment and all costs and expenses, including, but not limited to, legal fees, incurred by Landlord in such contest shall be deemed to constitute additional charges for which Tenant shall pay its Pro Rata Share. Tenant shall pay any such sums, as Additional Rent, on the first day of the month following demand therefor. Provided that Tenant shall have paid its Pro Rata Share of all costs and expenses in accordance with the provisions of this Paragraph 5.2, Tenant shall be entitled to its Pro Rata Share of the net proceeds of any refund received by Landlord as a result of any such contest.

5.3            Contest by Tenant. In the event that Landlord shall fail to contest any Tax or assessment, Tenant shall have the right to contest such tax or assessment in good faith, at its own cost and expense, provided, however, that notwithstanding such contest, (1) Tenant shall pay when due its Pro Rata Share of any Taxes; (2) Tenant shall comply with all applicable laws, rules and regulations regarding the payment of Taxes; (3) Tenant shall not take any action which would adversely affect, threaten or jeopardize the interest of Landlord in the Building or the Land; and (4) Tenant shall promptly pay, indemnify and save Landlord harmless from, all penalties and interest which may be charged or imposed as a result of or during the pendency of, any such contest. In the event of any such contest by Tenant, Landlord agrees to reasonably cooperate with Tenant, provided, however, that such cooperation shall be without any cost or expense to Landlord and shall not be construed so as to require Landlord to withhold the payment of any Tax, interest or penalty otherwise due and owing to, or charged by, any taxing authority.

5.4            Adjustments for Partial Lease Years. It is further agreed that for the first and last lease years of the Term, the portion of all Taxes, other than such as result from assessments attributable to Tenant, to be paid by Tenant shall be prorated, depending on the proportion which each such lease year shall bear to the tax year in which it falls.

5.5            Alternative Taxes. If at any time during the Term, a tax or excise on rents or other tax, however described, is levied or assessed by any municipality, county, state or country or any political subdivision thereof, against Landlord or the Rent, or any part thereof, as a substitute, in whole or in part, for any revenues derived from any Tax assessed or imposed by any such political entity on land and buildings, Tenant covenants to pay to Landlord, such sum as shall be necessary to pay and discharge such tax or excise on rents or other tax, which sum shall be paid to Landlord in the manner herein set forth for Taxes, provided, however, that the parties shall have the right to contest said levy in the same manner as provided herein for Taxes.

5.6            Other Taxes Imposed on Landlord. Except as otherwise provided herein, Tenant shall not be obligated or required hereunder to pay any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profit or revenue tax upon the income or receipts of Landlord.

5.7            Taxes Attributable to Tenant. Tenant shall be responsible for and shall pay prior to the time when such payment shall be deemed delinquent, all Taxes assessed during the Term against any leasehold interest, or any improvements, alterations, additions, fixtures or personal property of any nature placed in, on or about the Premises by Tenant, whether such tax shall have been levied or assessed against Landlord or Tenant.

Article 6     ADDITIONAL RENT

6.1            In addition to all other rental charges provided for in this Lease, Tenant agrees to pay as Additional Rent:

(a)                its Pro Rata Share of all insurance premium costs incurred by Landlord in connection with its obtaining and maintaining of fire, extended coverage and all risk insurance; rental insurance sufficient to include both Base Rent and Additional Rent; sprinkler damage insurance; and public liability insurance, all of which insurance coverages, if maintained, shall be in such amounts and with such companies as Landlord may deem reasonable or proper;

(b)               its Pro Rata Share of all costs and expenses incurred by Landlord in connection with the management, operation, maintenance and repair of the Land and the Building during the Term; and

(c)                One hundred percent (100%) of the cost of any janitorial or other service furnished exclusively to the Premises, except that Landlord, at its sole cost and expense, shall provide janitorial services to the Premises for the period commencing on the Commencement Date through May 31, 2015; and

(d)               Fifteen percent (15%) of all the foregoing costs to cover Landlord’s administrative and overhead costs.

(e)                Notwithstanding the foregoing, Tenant’s obligation to pay Additional Rent for those items described in Sections 6.1(a) and 6.1(b) shall be abated for the period commencing on the Commencement Date through October 31, 2015.

6.2            Estimated Payments. It is acknowledged that the total annual Additional Rent to be paid by Tenant pursuant to the provisions of this Lease cannot be determined except on an annual basis. It is therefore agreed that, in addition to the payments of Additional Rent as may be provided for elsewhere in this Lease, Tenant shall pay the estimated monthly sum set forth in Paragraph 1.1 on account of its Additional Rent obligations pursuant to the provisions of this Lease. Such estimated monthly sum shall not include Tenant’s Pro Rata Share of Taxes, which shall be paid by Tenant in accordance with Paragraph 5.1 of this Lease. Said estimated Additional Rental payments shall be paid in advance, on the first day of each month, and shall be based on an annual period from January 1 through December 31 during each year of the Term hereof, and shall be adjusted annually within ninety (90) days following the conclusion of each such annual period by written notice delivered by Landlord to Tenant. Said notice shall set forth the total amount of the costs and expenses incurred by Landlord for such annual period, the sum which represents the proportion to be paid by Tenant, the sum actually paid by Tenant for such period, and the amount of any required adjustment. Said notice shall also set forth the estimated monthly payment to be paid by Tenant for the following annual period.

6.3            Adjustment for Partial Years. For the first and last lease years of the Term hereof, the portion of Additional Rental to be paid by Tenant (other than for real estate taxes, which are covered by Article 5 hereof), shall be prorated depending on the proportion which each such lease year shall bear to the aforesaid annual period in which it falls.

Article 7     INDUSTRIAL DEVELOPMENT REVENUE BOND FINANCING

7.1 Tenant acknowledges that Landlord has transferred title to the Building to the Town of Amherst Industrial Development Agency (the “Agency”) and that the Building may be leased by the Agency to Landlord. Accordingly, upon such transfer and lease, this Lease will thereupon be deemed a sublease and the terms and conditions of this Lease shall be subject and subordinate to the terms and conditions of the lease agreement with the Agency.

Article 8     INSURANCE

8.1            Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a)                Commercial general liability insurance with coverage for bodily injury and property damage liability, with a combined single occurrence limit of not less than $2,000,000. All such insurance shall include contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in Article 24 of this Lease;

(b)               Insurance covering all of Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property owned and used in Tenant’s business and found in, on, or about the Building, and any leasehold improvements to the Premises in an amount not less than full replacement cost. Property forms shall provide coverage on a broad form basis insuring against “all risks of direct physical loss.” All policy proceeds will be used for the repair or replacement of the property damaged or destroyed; however, if this Lease ceases under the provisions of Article 21, Tenant will be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property;

(c)                Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of New York; and

(d)               If Tenant operates owned, hired, or non-owned vehicles on or about the Building, comprehensive automobile liability at a limit of liability not less than $500,000 combined bodily injury and property damage.

8.2            Forms of Policies. Certificates of insurance, together with copies of the endorsements, when applicable, naming Landlord and Landlord’s manager as additional insureds, will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least ten (10) days prior to the expiration of the term of each such policy. All commercial general liability or comparable policies maintained by Tenant will name Landlord and Landlord’s manager as additional insureds, entitling Landlord and Landlord’s manager to recover under such policies for any loss sustained by Landlord, Landlord’s manager and their agents, and employees as a result of the acts or omissions of Tenant. All such policies maintained by Tenant will provide that they may not be terminated nor may coverage be reduced except after thirty (30) days’ prior written notice to Landlord and Landlord’s manager. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord or Landlord’s Mortgagee may carry.

8.3            Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other or against any other tenant or occupant of the Building, or against the officers, directors, shareholders, partners, joint venturers, employees, agents, customers, invitees or business visitors of such other party or of such other tenant or occupant of the Building, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article 8 or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant from time to time will cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Building or the Premises or the contents of the Building or the Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

8.4            Adequacy of Coverage. Landlord, its agents, and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 8 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense.

Article 9     USE

9.1            Tenant’s Use of the Premises. The Premises will be used by Tenant solely as a corporate office for a venture capital and wealth management services organization, and for no other purpose. Tenant acknowledges and agrees that the Premises will not be used for the retail sale of any goods or services, or for any outdoor sales or storage. Tenant will use the Premises in a careful, safe, and proper manner. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises. Tenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or disturb any other tenant or occupant of the Building or Landlord in its operation of the Building.

Article 10 REQUIREMENTS OF LAW; FIRE INSURANCE

10.1        General. At its sole cost and expense, Tenant will promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or in force after the Lease Date, with the requirements of any board of fire underwriters or other similar body, with any direction or occupancy certificate issued pursuant to any law by any public officer or officers, as well as with the provisions of all recorded documents affecting the Premises, insofar as they relate to the condition, use, or occupancy of the Premises, excluding requirements of structural changes to the Premises or the Building, unless required by the unique nature of Tenant’s use or occupancy of the Premises.

10.2        Hazardous Materials.

(a)                For purposes of this Lease, “Hazardous Materials” means any explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

(b)               Tenant will not cause or permit the storage, use, generation, or disposition of any Hazardous Materials in, on, or about the Premises or the Building by Tenant, its agents, employees, or contractors. Tenant will not permit the Premises to be used or operated in a manner that may cause the Premises or the Building to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws. Tenant will immediately advise Landlord in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (ii) all claims made or threatened by any third party against Tenant, Landlord, or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant will not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises.

(c)                Tenant will be solely responsible for and will defend, indemnify and hold Landlord, its agents, and employees harmless from and against all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with Tenant’s breach of its obligations in this Article 10. Tenant will be solely responsible for and will defend, indemnify, and hold Landlord, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Building to their condition existing prior to the appearance of Tenant’s Hazardous Materials on the Premises. Tenant’s obligations under this Article 10 will survive the expiration or other termination of this Lease.

10.3        Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Building which would (a) jeopardize or be in conflict with fire insurance policies covering the Building or fixtures and property in the Building; (b) increase the rate of fire insurance applicable to the Building to an amount higher than it otherwise would be for use of the Building as an office; or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

Article 11 ASSIGNMENT AND SUBLETTING

11.1        General. Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, and assigns, covenants that it will not assign, mortgage, or encumber this Lease, nor sublease, nor permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld or delayed. Any assignment or sublease in violation of this Article 11 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to Rent. No assignment, sublease, occupancy, or collection will be deemed (a) a waiver of the provisions of this Section 11.1; (b) the acceptance of the assignee, subtenant, or occupant as Tenant; or (c) a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant from obtaining Landlord’s prior written consent in writing to any further assignment or sublease. No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance.

11.2        Submission of Information. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant; (b) the business terms of the proposed assignment or sublease; (c) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (d) banking, financial, or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; and (e) the proposed form of assignment or sublease for Landlord’s reasonable approval.

11.3        Payments to Landlord. If Landlord consents to a proposed assignment or sublease, then Landlord will have the right to require Tenant to pay to Landlord a sum equal to (a) any rent or other consideration paid to Tenant by any proposed transferee that is in excess of the Rent allocable to the transferred space then being paid by Tenant to Landlord pursuant to this Lease; (b) any other profit or gain realized by Tenant from any such sublease or assignment; and (c) Landlord’s reasonable attorneys’ fees and costs incurred in connection with negotiation, review, and processing of the transfer. All such sums payable will be payable to Landlord at the time the next payment of Additional Rent is due.

11.4       Landlord’s Right of Recapture. Landlord may, within thirty (30) days after submission of Tenant's written request for Landlord's consent to a proposed assignment of this Lease, cancel this Lease (or, as to a subletting, cancel as to the portion of the Premises proposed to be sublet) as of the date the proposed subletting or assignment was to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed subletting or assignment. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

11.5       Prohibited Transfers. The transfer of a majority of the issued and outstanding capital stock of any corporate Tenant or subtenant of this Lease, or a majority of the total interest in any partnership Tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease or of such sublease requiring Landlord’s consent in each instance.

11.6       Permitted Transfer. No Landlord consent shall be necessary in the case of an assignment of this Lease or sublease of all or part of the Premises to a wholly-owned subsidiary of Tenant or the parent of Tenant or to any corporation into or with which Tenant may be merged or consolidated; provided that Tenant promptly provides Landlord with a fully executed copy of such assignment or sublease, Tenant shall remain liable under the terms of this Lease, and the resulting or surviving entity has a net worth at the time of such assignment, equal to or in excess of Tenant’s.

11.7       Remedies. If Tenant believes that Landlord has unreasonably withheld its consent pursuant to this Article 11, Tenant’s sole remedy will be to seek a declaratory judgment that Landlord has unreasonably withheld its consent or an order of specific performance or mandatory injunction of Landlord’s agreement to give its consent.

11.8       Individual Office/Desk Leases. Subject to the provisions of this Section 11.8, without the consent of Landlord, Tenant may from time to time, permit portions of the Premises to be used or occupied by 1099 employees or independent contractors working in cooperation with Tenant (hereinafter “Desk/Space User”), provided that (i) any such use or occupancy of desk or office space shall be without modification to the Premises, (ii) each Desk Space User shall use the Premises for the uses permitted hereunder and for no other purpose, (iii) such “desk space use” arrangement shall terminate automatically upon the expiration or earlier termination of this Lease, and (iv) such “desk space use” arrangement is for a valid business purpose and not to circumvent the provisions of this Article 11. As used herein the term “Desk Space User” shall mean any person who is an employee, officer, director, or otherwise affiliated with any organization or entity actively engaged in venture capital and/or wealth management. At Landlord’s request, from time to time, Tenant shall provide Landlord with a list setting forth the name of each then existing Desk Space User. Any such use of the Premises by Desk Space User(s) shall not relieve Tenant of its obligations under this Lease. Tenant shall indemnify Landlord against any and all loss, cost, damage, liability and expense of any nature (including, without limitation, reasonable attorneys’ fees and disbursements) arising from, relating to or in connection with the use of the Premises (or any actions or omissions) by any Desk Space User.

Article 12

RULES AND REGULATIONS

12.1        Landlord’s Rules and Regulations. Tenant and its employees, agents, licensees and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations set forth in Exhibit E. Landlord may from time to time reasonably amend, delete, or modify existing rules and regulations, or adopt new rules and regulations for the use, safety, cleanliness, and care of the Premises and the Building, and the comfort, quiet, and convenience of occupants of the Building. Modifications or additions to the rules and regulations will be effective upon 30 days’ prior written notice to Tenant from Landlord. In the event of any breach of any rules or regulations or any amendments or additions to such rules and regulations, Landlord will have all remedies that this Lease provides for default by Tenant, and will in addition have any remedies available at law or in equity, including the right to enjoin any breach of such rules and regulations. Landlord will not be liable to Tenant for violation of such rules and regulations by any other tenant, its employees, agents, visitors, or licensees or any other person. In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease will govern.

Article 13 COMMON AREAS

13.1        Tenant’s Use of the Common Areas. Landlord grants Tenant, its employees, invitees, licensees, and other visitors a nonexclusive license for the Term to use the Common Areas with others, subject to the terms and conditions of this Lease. Without advance written notice to Tenant, except with respect to matters covered by subsection (a) below, and without any liability to Tenant in any respect, provided Landlord will take no action permitted under this Article 13 in such a manner as to materially impair or adversely affect Tenant’s substantial benefit and enjoyment of the Premises, Landlord will have the right to:

(a)                Close off any of the Common Areas to whatever extent required in the opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas;

(b)               Temporarily close any of the Common Areas for maintenance, alteration, or improvement purposes; and

(c)                Change the size, use, shape, or nature of any such Common Areas, including erecting additional buildings on the Common Areas, expanding the Building or other buildings to cover a portion of the Common Areas, converting Common Areas to a portion of the Building or other buildings, or converting any portion of the Building (excluding the Premises) or other buildings to Common Areas. Upon erection of any additional buildings or change in Common Areas, the portion of the Building upon which buildings or structures have been erected will no longer be deemed to be a part of the Common Areas.

Article 14 LANDLORD’S REPAIR AND MAINTENANCE

14.1        Landlord’s Repair of Building and Common Areas. Landlord shall maintain and shall keep in good order, condition and repair, the Building and Common Areas consistent with the level of care for similar buildings in the locality of the Building, excluding, however, all windows, doors, plate glass, signs and all repairs required by any casualty. For the purpose of this Lease, a structural repair shall be defined as any structural repair to the steel frame, footings, foundations, masonry walls, and roof of the Building. Except as hereinafter provided, Tenant shall pay its Pro Rata Share of the cost of any such repairs in accordance with Article 6 of this Lease. To the extent that any repairs, whether structural or otherwise, result from damage caused by any act, omission or negligence of Tenant, any subtenant, Desk Space User or concessionaire, or their respective employees, agents, invitees, licensees or contractors, such repairs shall be performed by Landlord at the sole cost and expense of Tenant, which expenses (including 15% of such expense for Landlord’s overhead) shall constitute Additional Rent.

14.2        Limitation on Liability. Landlord will not be in default under this Lease or be liable to Tenant or any other person for direct or consequential damage, or otherwise, for any failure to supply any heat, air conditioning, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord will use reasonable efforts to diligently remedy any interruption in the furnishing of such services. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Landlord’s sole opinion, Landlord will have the right to prevent access to the Building during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including without limitation locking doors and closing Parking Areas and other Common Areas. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this Article 14, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Rent or operate to release Tenant from any of Tenant’s obligations under this Lease.

Article 15 TENANT’S CARE OF THE PREMISES

15.1        Care of the Premises.

(a)                Tenant shall take good care of the Premises and shall not permit the Premises to be used in any manner as to cause excessive depreciation of or to the Building, nor permit waste of or damage or nuisance to, in, or about the Premises or the Building. Tenant shall not cause nor permit any dirt, debris or rubbish to be put, placed or maintained in the Common Areas. Tenant further agrees that it shall promptly notify Landlord or Landlord’s Manager of any repair that may be required to the Premises, the Building or the Common Areas.

(b)               Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair, place or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of Landlord. Any aerial, fan, air conditioner or device installed without such written consent shall be subject to removal, at Tenant’s expense, without notice at any time. Landlord shall repair at Tenant’s expense, any damage to the Building or roof resulting from the installation, repair, use, or replacement of any such air conditioner or other device.

Article 16 ALTERATIONS

16.1        General.

(a)                During the Term, Tenant will not make or allow to be made any alterations, additions, or improvements to or of the Premises or any part of the Premises, or attach any fixtures or equipment to the Premises, without first obtaining Landlord’s written consent, which consent will not be unreasonably withheld. Unless otherwise arranged by Landlord and Tenant, all such alterations, additions, and improvements consented to by Landlord, and capital improvements that are required to be made to the Building as a result of the nature of Tenant’s use of the Premises will be made by Landlord for Tenant’s account, and Tenant will reimburse Landlord for its cost (including 15% for Landlord’s overhead) within ten (10) days after receipt of a statement of such cost.

(b)               Subject to Tenant’s rights in Article 19, all alterations, additions, fixtures, and improvements, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord’s property and at the end of the Term will remain on the Premises without compensation to Tenant, unless when consenting to such alterations, additions, fixtures, or improvements, Landlord has advised Tenant in writing that such alterations, additions, fixtures, or improvements must be removed at the expiration or other termination of this Lease.

16.2        Removal. If Landlord has required Tenant to remove any or all alterations, additions, fixtures, and improvements that are made in or upon the Premises pursuant to this Article 16, Tenant will remove such alterations, additions, fixtures, and improvements at Tenant’s sole cost and will restore the Premises to the condition in which they were before such alterations, additions, fixtures, improvements, and additions were made, reasonable wear and tear excepted.

Article 17 UTILITY SERVICE

17.1        Utility Service for Premises. Tenant agrees to pay as and when the same become due and payable, all charges for electricity, gas, heat, steam, hot water, telephone and other utilities supplied to the Premises during the Term, together with cost of repair, maintenance, replacement and reading of all meters measuring Tenant’s use or consumption thereof. If any such services are separately metered or billed to Tenant, Tenant shall pay all charges for such services directly. If, however, any such services are not separately metered or billed to Tenant but rather are billed to and paid by Landlord, Tenant will pay to Landlord its proportionate share of the cost of such services (as determined by Landlord) as Additional Rent. In the event that Tenant shall fail to pay any charges for any or all of the aforesaid services when due, Landlord shall have the right, but not the obligation to make such payments, in which event, a sum equal to any such payments (plus 20% for Landlord’s overhead) shall be considered Additional Rent, and shall be collectible as such, together with interest at an annual rate equal to five (5%) percent above the Prime Rate, from the date of payment by Landlord. In no event shall Landlord be responsible or liable for the failure to supply Tenant or for the failure of Tenant to receive, any utility service, nor shall Tenant be entitled to any cessation, abatement, reduction or other offset of Rent in the event of any failure to receive any utility service. Notwithstanding the foregoing, Tenant’s obligation to pay utility charges for those items described in this Section 17.1 shall be abated for a period commencing on the Commencement Date through June 30, 2015.

Article 18 MECHANICS’ LIENS

18.1        Removal of Liens. Tenant will pay or cause to be paid all costs and charges for work (a) done by Tenant or caused to be done by Tenant, in or to the Premises, and (b) for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord, the Premises, and the Building free, clear, and harmless of and from all mechanics’ liens and claims of liens, and all other liabilities, liens, claims, and demands on account of such work by or on behalf of Tenant, other than work performed by Landlord pursuant to the Work Letter attached hereto as Exhibit C. If any such lien, at any time, is filed against the Premises or any part of the Building, Tenant will cause such lien to be discharged of record within ten (10) days after the filing of such lien, except that if Tenant desires to contest such lien, it will furnish Landlord, within such ten (10) day period, security reasonably satisfactory to Landlord of at least 150% of the amount of the claim, plus estimated costs and interest, or comply with such statutory procedures as may be available to release the lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant will pay and satisfy the same at once. If Tenant fails to pay any charge for which a mechanics’ lien has been filed, and has not given Landlord security as described above, or has not complied with such statutory procedures as may be available to release the lien, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys’ fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as Additional Rent. Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord’s interest in the Building to liability under any mechanics’ or other lien law. If Tenant receives written notice that a lien has been or is about to be filed against the Premises or the Building, or that any action affecting title to the Building has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice. At least fifteen (15) days prior to the commencement of any work (including but not limited to any maintenance, repairs, alterations, additions, improvements, or installations) in or to the Premises, by or for Tenant, Tenant will give Landlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Landlord will have the right to post notices of non-responsibility or similar written notices on the Premises in order to protect the Premises against any such liens.

Article 19 END OF TERM

19.1        End of Term. At the end of this Lease, Tenant will promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear excepted. If Tenant is not then in default, Tenant may remove from the Premises any trade fixtures, equipment, and movable furniture placed in the Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the Building. Tenant will not remove any trade fixtures or equipment without Landlord’s prior written consent if such fixtures or equipment are used in the operation of the Building, or if the removal of such fixtures or equipment will result in impairing the structural strength of the Building. Whether or not Tenant is in default, Tenant will remove such alterations, additions, improvements, trade fixtures, equipment, and furniture as Landlord has requested in accordance with Article 16. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions, and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions, and improvements on the Premises after the end of the Term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all expenses incurred in connection with the removal of such property, including but not limited to the cost of repairing any damage to the Building or Premises caused by the removal of such property. Tenant’s obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

Article 20 EMINENT DOMAIN

20.1        Condemnation of Premises. If all of the Premises are taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise) this Lease will terminate on a date (the “Termination Date”) which is the earlier of the date upon which the condemning authority takes possession of the Premises or the date on which title to the Premises is vested in the condemning authority. If condemnation results in any material impairment to the Premises, that cannot be mitigated or corrected by Landlord (i.e. through reconfiguration of the Premises or Tenant’s layout of the Premises), Tenant will have the right to cancel this Lease by written notice to Landlord given within 20 days after the Termination Date. If the condemnation does not result in a material impairment of the Premises is so taken, or if the Tenant does not cancel this Lease according to the preceding sentence, the Base Rent will be abated in the proportion of the rentable area of the Premises so taken to the rentable area of the Premises immediately before such taking, and Tenant’s Pro Rata Share will be appropriately recalculated. If 25% or more of the Building is so taken, Landlord may cancel this Lease by written notice to Tenant given within 30 days after the Termination Date. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority in a separate action, so long as Landlord’s award is not otherwise reduced, for Tenant’s moving expenses and leasehold improvements.

Article 21 DAMAGE AND DESTRUCTION

21.1        Notice of Casualty. If the Premises or the Building are damaged by fire or other insured casualty, Landlord will give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this Article 21. Such notice will be given before the 30th day (the “Notice Date”) after the fire or other insured casualty.

21.2        Minor Damage. If the Premises or the Building are damaged by fire or other insured casualty to an extent which may be repaired within one hundred twenty (120) days after the Notice Date, as reasonably determined by Landlord, Landlord will promptly begin to repair the damage after the Notice Date and will diligently pursue the completion of such repair. In that event this Lease will continue in full force and effect except that Base Rent will be abated on a pro rata basis from the date of the damage until the date of the completion of such repairs (the “Repair Period”) based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

21.3        Major Damage. If the Premises or the Building are damaged by fire or other insured casualty to an extent that may not be repaired within one hundred twenty (120) days after the Notice Date, as reasonably determined by Landlord, then (a) Landlord may cancel this Lease as of the date of such damage by written notice given to Tenant on or before the Notice Date or (b) Tenant may cancel this Lease as of the date of such damage by written notice given to Landlord within ten (10) days after Landlord’s delivery of a written notice that the repairs cannot be made within such one hundred twenty (120) day period. If neither Landlord nor Tenant so elects to cancel this Lease, Landlord will diligently proceed to repair the Building and Premises and Base Rent will be abated on a pro rata basis during the Repair Period based on the proportion of the rentable area of the Premises Tenant is unable to use during the Repair Period.

21.4        Uninsured/Underinsured Casualty. Notwithstanding the provisions of Paragraphs 21.1, 21.2 and 21.3 above, if the Premises or the Building are damaged by uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the Premises or the Building, Landlord will have the option to repair such damage or cancel this Lease as of the date of such casualty by written notice to Tenant on or before the Notice Date.

21.5        Tenant Caused Casualty. If any such damage by fire or other casualty is the result of the willful conduct, negligence or failure to act of Tenant, its agents, contractors, employees, or invitees, there will be no abatement of Base Rent as otherwise provided for in this Article 21. Tenant will have no right to terminate this Lease on account of any damage to the Premises, or the Building, except as set forth in this Lease.

Article 22 SUBORDINATION

22.1        General. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, together with any renewals, extensions, modifications, consolidations, and replacements of such mortgage (a “Superior Lien”), now or after the date affecting or placed, charged, or enforced against the Land, the Building, or all or any portion of the Building or any interest of Landlord in them or Landlord’s interest in this Lease and the leasehold estate created by this Lease (except to the extent any such instrument expressly provides that this Lease is superior to such instrument). This provision will be self-operative and no further instrument of subordination will be required in order to effect it. Notwithstanding the foregoing, Tenant will execute, acknowledge, and deliver to Landlord, within twenty (20) days after written demand by Landlord, such documents as may be reasonably requested by Landlord or the holder of any Superior Lien to confirm or effect any such subordination.

22.2        Attornment. Tenant agrees that in the event that any holder of a Superior Lien succeeds to Landlord’s interest in the Premises, Tenant will pay to such holder all Rents subsequently payable under this Lease. Further, Tenant agrees that in the event of the enforcement by the holder of a Superior Lien of the remedies provided for by law or by such Superior Lien, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the tenant of and attorn to such successor in interest without change in the terms or provisions of this Lease. Such successor in interest will not be bound by:

(a)                Any payment of Rent for more than one month in advance;

(b)               Any amendment or modification of this Lease made without the written consent of such successor in interest;

(c)                Any claim against Landlord arising prior to the date on which such successor in interest succeeded to Landlord’s interest; or

(d)               Any claim or offset of Rent against Landlord.

Upon request by such successor in interest and without cost to Landlord or such successor in interest, Tenant will, within twenty (20) days after written demand, execute, acknowledge, and deliver an instrument or instruments confirming the attornment, so long as such instrument provides that such successor in interest will not disturb Tenant in its use of the Premises in accordance with this Lease.

Article 23 ENTRY BY LANDLORD

23.1        Landlord’s Right of Entry. Landlord, its agents, employees, and contractors may enter the Premises at any time in response to an emergency and at reasonable hours to (a) inspect the Premises; (b) exhibit the Premises to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with all its obligations in this Lease; (d) supply services to be provided by Landlord to Tenant according to this Lease; (e) post written notices of non-responsibility or similar notices; or (f) make repairs required of Landlord under the terms of this Lease or make repairs to any adjoining space or utility services or make repairs, alterations, or improvements to any other portion of the Building; however, all such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible.

Tenant, by this Article 23, waives any claim against Landlord, its agents, employees, or contractors for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned by any entry in accordance with this Article 23. Landlord will, at all times, have and retain a key with which to unlock all of the doors in, on or about the Premises. Landlord will have the right to use any and all means it may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises. Any entry to the Premises by Landlord in accordance with this Article 23 will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of Base Rent, Additional Rent, or other charges that this Lease requires Tenant to pay.

Article 24 INDEMNIFICATION, WAIVER, AND RELEASE

24.1        Indemnification. Except for any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from the negligence or deliberate act of Landlord, its employees, or agents, and subject to the provisions of Section 8.3, Tenant will neither hold nor attempt to hold Landlord, its employees, or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees, and agents from and against, any and all losses, demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including without limitation attorneys’ fees and disbursements) incurred in connection with or arising from:

(a)                the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person claiming under Tenant;

(b)               any activity, work, or thing done or permitted by Tenant in or about the Premises or the Building;

(c)                any breach by Tenant or its employees, agents, contractors, or invitees of this Lease; and

(d)               any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, or invitees entering upon the Premises under the express or implied invitation of Tenant.

If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon written notice from Landlord, will defend the same at Tenant’s expense, with counsel reasonably satisfactory to Landlord.

24.2        Waiver and Release. Tenant, as a material part of the consideration to Landlord for this Lease, by this Section 24.2 waives and releases all claims against Landlord, its employees, and agents with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease.

Article 25 SECURITY DEPOSIT

25.1 Security for Performance by Tenant. Tenant, simultaneously herewith, has deposited with Landlord the sum set forth in Section 1.1 to be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants, provisions and conditions of this Lease to be performed by Tenant. In the event Tenant defaults with respect to any of the terms, covenants, provisions or conditions of this Lease, including, but not limited to, the payment of Rent, then without notice to Tenant, and in addition to any other remedies to which Landlord may be entitled by virtue of the provisions of this Lease, or pursuant to law or equity, Landlord shall have the right to use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent or any other sum as to which Tenant is in default or any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, including, but not limited to, damages or deficiencies resulting from the reletting of the Premises, whether such damages or deficiencies accrued before or after summary proceedings or other reentry by Landlord. If any portion of the Security Deposit is so used, applied, or retained, Tenant will within 5 days after written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord will not be required to keep the Security Deposit separate from its general funds, and Tenant will not be entitled to interest on the Security Deposit. The Security Deposit will not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the Base Rent due for the last month of the Term. If Tenant fully, faithfully, and timely performs every provision of this Lease to be performed by it, the Security Deposit or any balance of the Security Deposit will be returned to Tenant within 60 days after the expiration of the Term. Landlord may deliver the funds deposited under this Lease by Tenant to the purchaser of the Building in the event the Building is sold, and after such time Landlord will have no further liability to Tenant with respect to the Security Deposit.

Article 26

QUIET ENJOYMENT

26.1        Covenant of Quiet Enjoyment. Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants, and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through, or under Landlord.

Article 27 EFFECT OF SALE

27.1        Sale of the Building. A sale, conveyance, or assignment of the Building will operate to release Landlord from liability from and after the effective date of such sale, conveyance, or assignment upon all of the covenants, terms, and conditions of this Lease, express or implied, except those liabilities that arose prior to such effective date, and, after the effective date of such sale, conveyance, or assignment, Tenant will look solely to Landlord’s successor in interest in and to this Lease. This Lease will not be affected by any such sale, conveyance, or assignment, and Tenant will attorn to Landlord’s successor in interest to this Lease, so long as such successor in interest assumes Landlord’s obligations under the Lease from and after such effective date.

Article 28 DEFAULT

28.1        Events of Default. The following events are referred to, collectively, as “Events of Default” or, individually, as an “Event of Default”:

(a)                Tenant defaults in the due and punctual payment of Rent, and such default continues for five (5) days after written notice from Landlord; however, Tenant will not be entitled to more than 1 written notice for monetary defaults during any twelve (12) month period, and if after such written notice any Rent is not paid when due, an Event of Default will be considered to have occurred without further notice;

(b)               Tenant fails to take possession of the Premises on the Commencement Date or later vacates or abandons the Premises without Notice to Landlord;

(c)                This Lease or the Premises or any part of the Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within fifteen (15) days after its levy;

(d)               Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e)                Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; or

(f)                Tenant breaches any of the other agreements, terms, covenants, or conditions that this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within a reasonable time thereafter.

28.2        Landlord’s Remedies. If any one or more Events of Default set forth in Section 28.1 occurs then Landlord has the right, at its election:

(a)                To give Tenant ten (10) days’ written notice of the expiration of the Term and upon the giving of such notice and the expiration of such ten (10) day period, Tenant’s right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the Term;

(b)               Without further demand or notice, to reenter and take possession of the Premises or any part of the Premises, repossess the same, expel Tenant and those claiming through or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions; or

(c)                Without further demand or notice to cure any Event of Default and to charge Tenant for the cost of effecting such cure, including without limitation reasonable attorneys’ fees and interest on the amount so advanced at the rate set forth in Section 30.21, provided that Landlord will have no obligation to cure any such Event of Default of Tenant.

Should Landlord elect to reenter as provided in subsection (b), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part of the Premises in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine, and Landlord may collect and receive the rent. Landlord will in no way be responsible or liable for any failure to relet the Premises, or any part of the Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

28.3        Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in Section 28.2(a), but on the contrary elects to take possession as provided in Section 28.2(b), Tenant will pay to Landlord Rent and other sums as provided in this Lease that would be payable under this Lease if such repossession had not occurred, less the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s reasonable expenses in connection with such reletting, including without limitation all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, alteration and repair costs, and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the scheduled expiration of the existing term, or the Premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord on the days on which the Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such Rent and other sums from Tenant on each such day.

28.4        Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to Rent and other amounts that would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord’s expenses in connection with such reletting, including without limitation, the expenses enumerated in Section 28.3. Landlord will be entitled to collect such damages from Tenant on the days on which Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Rent and other amounts from Tenant on each such day.

28.5        Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Sections 28.3 and 28.4 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the Lease Date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

28.6        Waiver of Redemption. Tenant waives any right of redemption arising as a result of Landlord’s exercise of its remedies under this Article 28.

Article 29

PARKING

29.1        Use of Parking Areas. Tenant will be entitled to non-exclusive use of the Parking Areas during the Term subject to the rules and regulations set forth in Exhibit E, and any amendments or additions to them.

Article 30 FURNITURE AND EQUIPMENT

30.1 title to the Furniture and Equipment located in the Building and the Premises shall remain the property of Landlord at all times and Tenant shall not have any right, title or interest in or to any of the Furniture and Equipment, except as expressly provided in this Lease. No later than ten (10) days following the Lease Date, Landlord and Tenant shall agree upon a schedule of the Furniture and Equipment to be used by Tenant, which schedule shall be attached to and made a part of this Lease as Exhibit F (“Furniture and Equipment”). Tenant shall execute and deliver to Landlord all financing statements under the Uniform Commercial Code and any other agreements, instruments or other writings which Landlord deems necessary to perfect or record its interest in the Furniture and Equipment. If permitted under applicable law, Landlord may file any such financing statements, signed only by Landlord, which Landlord deems necessary to perfect or record its interest in the Furniture and Equipment.

30.2 Tenant acknowledges that (a) Landlord is not a manufacturer or vendor of, or an agent of any manufacturer or vendor of, the Furniture and Equipment, and is not a dealer in property of the same kind as the Furniture and Equipment, (b) neither any vendor nor any salesman or other agent of any vendor is an agent of Landlord, and (c) Tenant is satisfied that the Furniture and Equipment is or will be suitable for the purposes for which it tenant intends.

30.3 Tenant shall assume all risk of any (a) loss, destruction or theft of or damage to the Furniture and Equipment from any cause of any kind or (b) condemnation, expropriation, confiscation, requisition or other taking of the Furniture and Equipment or of the use of the Furniture and Equipment by any governmental authority (a “Casualty”). No Casualty shall release or suspend any obligation of Tenant pursuant to this Lease (including, but not limited to the obligation to pay Rent pursuant to this Lease). Immediately upon acquiring knowledge of any Casualty, Tenant shall provide notice of such Casualty to Landlord. Promptly upon the request of Landlord, Tenant shall, at its own cost and expense, at the option of Landlord, (a) restore the Furniture and Equipment affected by any Casualty to as good condition as when first delivered to Tenant, ordinary wear and tear excepted, or (b) replace the Furniture and Equipment affected by such Casualty with similar furniture and equipment of equivalent value and to which at the time of such replacement Landlord acquires clear title thereto subject to no security or other interest of any person or entity other than the interest of Tenant pursuant to this Lease.

30.4 Tenant shall obtain and maintain at its own cost and expense during the term of this Lease (a) an insurance policy covering the Furniture and Equipment for any Casualty for not less than the replacement value of such Furniture and Equipment which names Landlord as loss payee and which is otherwise acceptable to Landlord and (b) any other insurance protection which Landlord in its sole discretion shall reasonably require.

30.5 Tenant shall indemnify Landlord against and hold Landlord harmless from each action, claim, damage, expense (including, but not limited to, fees and disbursements of counsel to Tenant), loss, liability and obligation (including, but not limited to, any of the foregoing arising or imposed in connection with latent or other defects in the Furniture and Equipment or under the doctrine of strict liability) arising out of the manufacture, purchase, lease, possession, operation, condition, return or use of the Furniture and Equipment, excluding, however, any of the foregoing resulting from the gross negligence or willful misconduct of Landlord.

30.6 Landlord makes no representation or warranty of any kind, whether express or implied, as to Landlord’s title to the Furniture and Equipment, as to the value, condition, quality, design, suitability, durability or operability of the Furniture and Equipment, as to the materials and workmanship in the Furniture and Equipment or as to any other matter, and, without limiting the generality of the foregoing, Landlord makes no warranty of merchant-ablity or fitness for a particular purpose as to the Furniture and Equipment, and leases the Furniture and Equipment to Tenant “as is”.

30.7 Landlord shall have no responsibility or liability to Tenant under this Lease for any consequential, incidental, indirect or special damages (including, but not limited to, any lost profit with respect to the Furniture and Equipment) even if advised of the possibility of such damages. Landlord shall have no responsibility or liability to Tenant for any loss, damage, cost or expense of any kind (including, but not limited to, any lost profit) that results directly or indirectly from the Furniture and Equipment or from any use, operation, maintenance, service or repair of, any failure or interruption of use or operation of, any failure to maintain, service or repair, or any delay in maintaining, servicing or repairing the Furniture and Equipment.

Article 31 MISCELLANEOUS

31.1        No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind Landlord in any way until Tenant has duly executed and delivered duplicate originals to Landlord and Landlord has executed and delivered one of such originals to Tenant.

31.2        Joint and Several Liability. If Tenant is composed of more than one signatory to this Lease, each signatory will be jointly and severally liable with each other signatory for payment and performance according to this Lease. The act of, written notice to, written notice from, refund to, or signature of any signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such signatories) will bind every other signatory as though every other signatory had so acted, or received or given the written notice or refund, or signed.

31.3        No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

31.4        Time of the Essence. Time is of the essence of each and every provision of this Lease.

31.5        No Recordation. Tenant’s recordation of this Lease or any memorandum or short form of it will be void and a default under this Lease.

31.6        No Waiver. The waiver by Landlord of any agreement, condition, or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition, or provision contained in this Lease, nor will any custom or practice that may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition, or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

31.7        Limitation on Recourse. The term “Landlord” as used in this Lease means only the owner, the holder of a lease or the mortgagee in possession for the time being of the Premises, so that in the event of any sale of the Building or an assignment of this Lease or an underlying lease, Landlord herein shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder without the necessity of further agreement between the parties and such purchaser, assignee or lessee agrees that the purchaser, assignee or lessee has assumed and agreed to observe and perform all obligations of Landlord hereunder. Notwithstanding anything herein contained to the contrary, it is specifically understood and agreed that there shall be no personal liability on the part of the Landlord (or its shareholders, venturers and partners, their shareholders, venturers and partners, and all of their officers, directors and employees), with respect to any of the terms, provisions, covenants and conditions of this Lease, and that Tenant shall look solely to the estate, property and equity of Landlord or such successor in interest in the Building and subject to the prior rights of any mortgagee or ground lessee, for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord or by such successor in interest of any of the terms, provisions, covenants and conditions of this Lease to be performed by Landlord, which exculpation of personal liability shall be absolute and without exception.

31.8        Estoppel Certificates. At any time and from time to time but within ten (10) days after prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) that there is no Event of Default under this Lease or an event which, with notice or the passage of time, or both, would result in an Event of Default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgagee of the Building. Tenant’s failure to deliver such a certificate within such time will be conclusive evidence of the matters set forth in it.

31.9        Waiver of Jury Trial. Landlord and Tenant by this Section 30.9 waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.

31.10    No Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant’s default will not work a merger, and will, at Landlord’s option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option under this Section 30.10 will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.

31.11    Holding Over. Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further Term; and (c) such tenancy may be terminated by Landlord upon the earlier of 30 days’ prior written notice or the earliest date permitted by law. In such event, Base Rent will be increased to an amount equal to 200% of the Base Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

31.12    Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in Section 1.1. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving 10 days’ prior written notice of such change to the other party in the manner prescribed in this Section 30.12.

31.13    Severability. If any provision of this Lease proves to be illegal, invalid, or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid, or unenforceable a provision will be added as a part of this Lease as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

31.14    Written Amendment Required. No amendment, alteration, modification of, or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant. Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution providing financing for the Building, provided that no such modifications will materially adversely affect Tenant’s rights and obligations under this Lease.

31.15    Entire Agreement. This Lease, the exhibits and addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises or the Building.

31.16    Captions. The captions of the various articles and sections of this Lease are for convenience only and do not necessarily define, limit, describe, or construe the contents of such articles or sections.

31.17    Notice of Landlord’s Default. In the event of any alleged default in the obligation of Landlord under this Lease, Tenant will deliver to Landlord written notice listing the reasons for Landlord’s default and Landlord will have 30 days following receipt of such notice to cure such alleged default or, in the event the alleged default cannot reasonably be cured within a 30-day period, to commence action and proceed diligently to cure such alleged default. A copy of such notice to Landlord will be sent to any holder of a mortgage or other encumbrance on the Building of which Tenant has been notified in writing, and any such holder will also have the same time periods to cure such alleged default.

31.18    Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors or partners, as the case may be, and agree upon request to deliver to Landlord a resolution or similar document to that effect.

31.19    Brokers. Landlord and Tenant respectively represent and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Premises except the broker named in Section 1.1, if any. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Premises except the broker. Landlord will pay any fees or commissions due the broker.

31.20    Governing Law. This Lease will be governed by and construed pursuant to the laws of New York, without regard to principles of conflict of laws.

31.21    Late Payments. Any Rent that is not paid when due will accrue interest at a late rate charge of the Prime Rate plus 5% per annum (but in no event in an amount in excess of the maximum rate allowed by applicable law) from the date on which it was due until the date on which it is paid in full with accrued interest.

31.22    Financial Reports. To the extent Tenant’s financial reports and/or statements cease to become publicly available, thereafter, within 15 days after Landlord’s request but no more frequently than once per annum, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. In such event, Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (a) to Landlord’s lenders or prospective purchasers of the Building, (b) in litigation between Landlord and Tenant, and (c) if required by court order.

31.23    Landlord’s Consent. With respect to any provision hereof which provides for the consent or approval of Landlord, said consent or approval shall be in writing and shall not be unreasonably withheld. Tenant in no event shall be entitled to make any claim, and Tenant hereby waives any claim for money damages, whether by way of set off, counterclaim, defense or otherwise, based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or delayed any consent or approval. Tenant’s sole remedies shall be an action or proceeding to enforce any such provision, or for an injunction or declaratory judgment. All expenses reasonably incurred by Landlord in reviewing and acting upon any request for consent hereunder, including but not limited to, attorneys’ and architects’ fees, shall be reimbursed by Tenant to Landlord, shall be deemed to constitute Additional Rent and shall be paid over to Landlord on the first day of the month following demand therefor.

31.24    Binding Effect. The covenants, conditions, and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

31.25    Operating Covenant. If Tenant ceases to operate its business on the Premises for more than sixty (60) consecutive days (excluding any period the Premises are not being operated due to casualty, condemnation, renovation or repairs and periods falling under Force Majeure), Landlord shall have the right to terminate this Lease by giving written notice to Tenant ("Landlord's Termination Notice"). If Tenant fails to re-open within thirty (30) days following receipt of Landlord's Termination Notice, this Lease shall terminate and shall be of no further force and effect.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

ISKALO 8600 TRANSIT LLC

By: Iskalo Development Corp., its manager

By: /s/ Paul B. Iskalo

Paul B. Iskalo, President & CEO

TENANT:

CAPSTONE FINANCIAL GROUP, INC.

By: /s/ Darin Pastor

Darin Pastor, Chairman & CEO

EXHIBIT A

The Premises

First Floor Plan

The Premises
The Premises

EXHIBIT B

Legal Description of the Land

ALL THAT TRACT OR PARCEL OF LAND, situate in the Town of Amherst, County of Erie and State of New York, being part of Lot No. 99, Township 12, Range 7 of the Holland Land Company’s Survey, described as follows:

BEGINNING at a point in the center line of Transit Road 625 feet northerly from its intersection with the center line of Klein Road, being also the south line of Lot No. 99 aforesaid; running thence westerly parallel with the center line Klein Road and the south line of Lot No. 99 aforesaid 433 feet; running thence northerly parallel with the center line of Transit Road 100 feet to a point; running thence easterly parallel with the center line of Klein Road and the south line of Lot No. 99 aforesaid 433 feet to a point in the center line of Transit Road; running thence southerly along the center line of Transit Road 100 feet to the point or place of beginning.

EXCEPTING therefrom land appropriated by the People of the State of New York by Notice of Appropriation recorded in the Erie County Clerk’s Office in Liber 9531 of Deeds at page 131.

EXHIBIT C

Work Letter

In accordance with the attached Work Letter Floor Plans Landlord will complete the following work and installation for Tenant, all of which shall be of material, manufacture, design, capacity, finish and color palette of the building standard (“Landlord’s Work”).  Any Tenant directed changes to the Work Letter Floor Plans that increase the cost of Landlord’s Work will be the responsibility of Tenant and shall be due and payable as Additional Rent.

With the exception of the Landlord’s Work described herein, the Premises is otherwise being accepted by Tenant in “as is” condition.

Office Area

Landlord shall construct offices as depicted on attached Work Letter Floor Plans.  Scope of work is as follows:

  Demolition of existing walls, ceilings, etc. as indicated on the attached Work Letter Floor Plans;
  All metal stud  framing and drywall, taped, sanded and ready for paint to complete the work indicated on the attached Work Letter Floor Plans;
  Existing doors, frames and door hardware will be re-used where possible. New doors, frames and door hardware, if required, shall match building standard;
  All painting and staining of wood trim material associated with new work as indicated on the attached Work Letter Floor Plans shall match building standard;
  Relocate existing light fixtures and HVAC diffusers, as required, to accommodate the work indicated on the attached Work Letter Floor Plans;
  Each of the newly constructed offices will include one (1) room occupancy light switch, one (1) electrical receptacle per wall and one (1) data box complete with pull string per office;
  Replace carpet in the first floor affected work areas with building standard carpet material;
  Acoustical ceiling will be installed to match building standard in affected work areas.

EXCLUSIONS

The following items are not provided, nor included in Landlord’s Work:

1.	Tenant’s furniture, fixtures and equipment;
2.	Moving of Tenant furniture, fixtures or equipment;
3.	Supplemental HVAC for specialty rooms such as IT servers rooms;
4.	Cabling for data and/or telephone;
5.	Data or electrical for open office area. Cost for this item can be provided once the furniture manufacture and layout has been approved by Tenant.

EXHIBIT D

Commencement Date Certificate

This Commencement Date certificate is entered into by Landlord and Tenant pursuant to Section 3.1 of the Lease.

1. DEFINITIONS. In this certificate the following terms have the meanings given to them:

(a)                Landlord: ISKALO 8600 TRANSIT LLC

(b)               Tenant: CAPSTONE FINANCIAL GROUP, INC.

(c)                Lease: Lease dated April 30, 2015 between Landlord and Tenant.

(d)	Premises: Suite 200 in the Building consisting of approximately 17,335 square feet of leasable space.

(e)                Building Address: 8600 Transit Road, Amherst, New York 14051

2. CONFIRMATION OF LEASE COMMENCEMENT: Landlord and Tenant confirm that the Commencement Date of the Lease is May 1, 2015 and the Expiration Date is October 31, 2025 and that Sections 1.1(h) and (i) are accordingly amended.

Landlord and Tenant have executed this Commencement Date certificate as of the dates set forth below.

TENANT: LANDLORD:

CAPSTONE FINANCIAL GROUP, INC. ISKALO 8600 TRANSIT LLC

By: Iskalo Development Corp., its manager

By:___________________________ By:_______________________________

Darin Pastor, Chairman & CEO Paul B. Iskalo, President & CEO

Date:_________________________	Date:______________________________

EXHIBIT E

Rules and Regulations

1.                  Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using, or entering the Building, or any equipment, furnishings, or contents of the Building, and Tenant will comply with Landlord’s reasonable requirements relative to such systems and procedures.

2.                  The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building will not be obstructed by any tenants or used by any of them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators and stairways are not for the general public, and Landlord will in all cases retain the right to control and prevent access to such halls, passages, exits, entrances, elevators, and stairways of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interests of the Building and its tenants, provided that nothing contained in these rules and regulations will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant will go upon the roof of the Building. No tenant will be permitted to place or install any object (including without limitation radio and television antennas, loudspeakers, sound amplifiers, microwave dishes, solar devices, or similar devices) on the exterior of the Building or on the roof of the Building.

3.                  No sign, placard, picture, name, advertisement, or written notice visible from the exterior of the Premises will be inscribed, painted, affixed, or otherwise displayed by Tenant on any part of the Building or the Premises without the prior written consent of Landlord. All approved signs or lettering on doors will be printed, painted, affixed, or inscribed at the expense of the Tenant by a person approved by Landlord. Other than draperies expressly permitted by Landlord and Building standard mini-blinds, material visible from outside the Building will not be permitted. In the event of the violation of this rule by Tenant, Landlord may remove the violating items without any liability, and may charge the expense incurred by such removal to Tenant.

4.                  No cooking will be done or permitted by any tenant on the Premises, except in areas of the Premises which are specially constructed for cooking and except that use by Tenant of microwave ovens and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate, and similar beverages will be permitted, provided that such use is in accordance with all applicable federal, state, and city laws, codes, ordinances, rules and regulations.

5.                  No smoking shall be done or permitted by any tenant or by any agent, employee, guest or invitee of any tenant in the Building.

6.                  The toilet rooms, toilets, urinals, wash bowls and other plumbing fixtures will not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other foreign substances will be thrown in such plumbing fixtures.

All damages resulting from any misuse of the fixtures will be borne by the tenant who, or whose servants, employees, agents, visitors, or licensees, caused the same.

7.                  No tenant will in any way deface any part of the Premises or the Building. In those portions of the Premises where carpet has been provided directly or indirectly by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having casters other than carpet casters.

8.                  Tenant will not alter, change, replace, or rekey any lock or install a new lock or a knocker on any door of the Premises. Landlord, its agent, or employees will retain a pass (master) key to all door locks on the Premises. Any new door locks required by Tenant or any change in keying of existing locks will be installed or changed by Landlord following Tenant’s written request to Landlord and will be at Tenant’s expense. All new locks and rekeyed locks will remain operable by Landlord’s pass (master) key. Landlord will furnish each tenant, free of charge, with two (2) keys to each door lock on the Premises. Landlord will have the right to collect a reasonable charge for additional keys requested by any tenant. Tenant, upon termination of its tenancy, will deliver to Landlord all keys for the Premises and Building that have been furnished to such tenant.

9.                  No tenant will use or keep in the Premises or the Building any kerosene, gasoline, or inflammable or combustible or explosive fluid or material or chemical substance other than limited quantities of such materials or substances reasonably necessary for the operation or maintenance of office equipment or limited quantities of cleaning fluids and solvents required in such tenant’s normal operations in the Premises. Without Landlord’s prior written approval, no tenant will use any method of heating or air conditioning other than that supplied by Landlord. No tenant will use or keep or permit to be used or kept any foul or noxious gas or substance in the Premises.

10.              Landlord will have the right, exercisable upon written notice and without liability to any tenant, to change the name and street address of the Building.

11.              Landlord will have the right to prohibit any advertising by any tenant mentioning the Building that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability, and upon written notice from Landlord, such tenant will refrain from or discontinue such advertising.

12.              Tenant will not bring any animals or birds into the Building, and will not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

13.              Tenant will store all its trash and garbage within the Premises or in receptacles provided by Landlord. No material will be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. Removal of any furniture or furnishings, large equipment, packing crates and packing materials will be the responsibility of each tenant and such items may not be disposed of in the Building trash receptacles. No furniture, appliances, equipment or flammable products of any type may be disposed of in the Building’s trash receptacles.

14.              Canvassing, peddling, soliciting and distributing handbills or any other written materials in the Building are prohibited, and each tenant will cooperate to prevent the same.

15.              The requirements of the tenants will be attended to only upon application by written, personal, or telephone notice to Landlord at Landlord’s Address. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

16.              Upon request of Tenant, Landlord shall install, at Tenant’s sole cost and expense, a listing above the exterior entrance of the Building identifying Tenant, provided such sign is approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and such sign complies with all applicable laws and regulations. Said signage right is personal to Tenant. Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant will make good all injuries sustained by other tenants or occupants of the Building or Landlord.

17.              Tenant will not conduct itself in any manner that is inconsistent with the character of the Building or that will impair the comfort and convenience of other tenants in the Building.

18.              Neither Landlord nor any operator of the Parking Areas will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the Parking Areas, resulting from fire, theft, vandalism, accident, conduct of other users of the Parking Areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord will not be obligated to provide any traffic control, security protection or operator for the Parking Areas; (b) Tenant uses the Parking Areas at its own risk; and (c) Landlord will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant waives and releases Landlord from any and all liability arising out of the use of the Parking Areas by Tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person.

19.              Tenant (including Tenant’s employees, agents, invitees, and visitors) will use the Parking Areas solely for the purpose of parking passenger model cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the Parking Areas. The Parking Areas shall not under any circumstances be used by Tenant or its agents or employees for the display or parking of vehicles advertised as being for sale. Tenant will ensure that any vehicle parked in any of the Parking Areas will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the Parking Areas are at any time used (a) for any purpose other than parking as provided above; (b) in any way or manner reasonably objectionable to Landlord; or (c) by Tenant after default by Tenant under the Lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an Event of Default under the Lease.

20.              Tenant’s right to use the Parking Areas will be in common with other tenants of the Building and with other parties permitted by Landlord to use the Parking Areas.

Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that Tenant’s rights under the Lease are preserved. Notwithstanding the foregoing, for as long as Tenant occupies ninety percent (90%) or more of the Building, Landlord shall not assign more than ten (10) parking spaces for use by persons unrelated to Tenant. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).

21.              If the Parking Areas are damaged or destroyed, or if the use of the Parking Areas is limited or prohibited by any governmental authority, or the use or operation of the Parking Areas is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the Parking Areas will not subject Landlord or any operator of the Parking Areas to any liability to Tenant and will not relieve Tenant of any of its obligations under the Lease and the Lease will remain in full force and effect.

22.              Tenant has no right to assign or sublicense any of its rights in the Parking Areas, except as part of a permitted assignment or sublease of the Lease.

23.              No act or thing done or omitted to be done by Landlord or Landlord’s agent during the Term of the Lease in connection with the enforcement of these rules and regulations will constitute an eviction by Landlord of any tenant nor will it be deemed an acceptance of surrender of the Premises by any tenant, and no agreement to accept such termination or surrender will be valid unless in writing signed by Landlord. The delivery of keys to any employee or agent of Landlord will not operate as a termination of the Lease or a surrender of the Premises unless such delivery of keys is done in connection with a written instrument executed by Landlord approving the termination or surrender.

24.              In these rules and regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

25.              Landlord may waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such rules and regulations in favor of any other tenant or tenants, nor prevent Landlord from enforcing any such rules and regulations against any or all of the tenants of the Building after such waiver.

26.              These rules and regulations are in addition to, and will not be construed to modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease.

EXHIBIT F

To be provided within ten (10) days of the Lease Date.